QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT (a)(1)(i)

WEIDER NUTRITION INTERNATIONAL, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
TO PURCHASE CLASS A COMMON STOCK UNDER THE
1997 EQUITY PARTICIPATION PLAN OF
WEIDER NUTRITION INTERNATIONAL, INC.

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 5:00 P.M. MOUNTAIN TIME ON OCTOBER 10, 2002
UNLESS THIS OFFER IS EXTENDED

        Weider Nutrition International is offering eligible employees the opportunity to exchange outstanding options to purchase shares of our Class A common stock for new options to be granted six months and one day from the expiration of this offer. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Options ("offer to exchange") and in the related Election Concerning Exchange of Stock Options form ("election form" which together, as they may be amended from time to time, constitute the "offer").

        Options that are included in this offer are those that:

  •
  have an exercise price of at least $3.50 per share; and

  •
  were granted under the 1997 Equity Participation Plan of Weider Nutrition International, Inc., as amended, which we refer to as the 1997 Equity Participation Plan.

        You are eligible to participate in the exchange program only if you:

  •
  are an employee of Weider Nutrition International on September 12, 2002;

  •
  reside in the United States;

  •
  are not a director of Weider Nutrition International (other than our Chief Executive Officer);

  •
  remain an eligible employee through the expiration of this offer; and

  •
  hold at least one eligible option on September 12, 2002.

        If you elect to exchange options you will not be eligible to receive new options unless you continue to be employed by Weider Nutrition International and continue to reside in the United States through the replacement grant date.

        In the case of those eligible senior executive officers identified on Schedule B (the "senior executives"), the number of shares of Class A common stock that will be subject to the new options to be granted to a senior executive will be equal to three-fourths the number of shares of Class A common stock subject to the options that are accepted for exchange and cancelled. We will not issue new options exercisable for fractional shares. Instead, we will round any fractional number of new options to be granted to any individual down to the nearest whole number. In the case of all other eligible employees, the number of shares of Class A common stock that will be subject to the new options to be granted to the eligible employee, will be equal to the number of shares of Class A common stock subject to the options that are accepted for exchange from that employee and cancelled. The number of shares of Class A common stock that will be subject to the new options will be subject to adjustment for any stock splits, stock dividends and similar events occurring between the date the options are accepted for exchange and the replacement grant date. If you are eligible to participate, you may only elect to exchange options that are subject to an eligible option agreement and you must exchange all or none of the options that were granted to you on a single grant date and at the same exercise price. In addition, if you elect to exchange any options, then all options granted to you during the six-month period ending on October 10, 2002 will also be automatically exchanged, regardless of their exercise price.

        All eligible options we accept pursuant to the offer will be cancelled shortly following the close of the offer, currently scheduled for 5:00 p.m. Mountain Time on October 10, 2002, and options elected for exchange will no longer be exercisable after that time.

        We will grant the new options on the first business day that is six months and one day from the date we cancel the options accepted for exchange (the date on which we grant the new options being referred to as the "replacement grant date").

        If you elect to exchange options as described in this offer, your offer is accepted and you remain an eligible employee of Weider Nutrition International through the replacement grant date, we will grant you new options under our 1997 Equity Participation Plan pursuant to a new option agreement between us and you.

        The new options will:

  •
  have an exercise price equal to the closing sales price of our Class A common stock as quoted on the New York Stock Exchange on the date preceding the replacement grant date, as reported in the print edition of The Wall Street Journal on the replacement grant date;

  •
  in the case of the senior executives who are eligible to participate, be exercisable for a number of shares that is equal to three-fourths the number of shares subject to the options that such senior executive elected and that we accepted for exchange, with any fractional shares subject to the new options rounded down to the nearest whole number and subject to adjustments for any stock splits, stock dividends and similar events;

  •
  in the case of those eligible employees who are not senior executives, be exercisable for a number of shares that is equal to the number of shares subject to options that the eligible employee elected to exchange and that we accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events; and

  •
  commence vesting on the replacement grant date with a new vesting schedule and a new termination date.

        Because we will not grant new options until six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options.

        Once the options elected for exchange are cancelled, you will receive no vesting credit with respect to the cancelled options between the cancellation date and the replacement grant date, a period which will be six months and one day. Each new option issued on the replacement grant date will be unvested on the replacement grant date and will vest as to 25% of the shares subject to the option on the six month anniversary of the replacement grant date and as to 25% of the shares subject to the option on each anniversary of the replacement grant date until the option is fully vested on the third anniversary of the replacement grant date, subject to earlier termination of the option and your continued employment. Additionally, each new option will have a new full eight year term beginning on the replacement grant date. Except for the new option exercise price, vesting schedule and termination date, the terms and conditions of the new options will be substantially similar to the cancelled options.

        Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange your options.

        This offer is not conditioned upon a minimum aggregate number of options being elected for exchange. This offer is subject to certain conditions which we describe in Schedule A of this offer to exchange and the terms described in this offer.

        Shares of our Class A common stock are quoted on the New York Stock Exchange under the symbol "WNI." On September 10, 2002, the closing sales price of our Class A common stock as quoted on the New York Stock Exchange was $1.70 per share. We recommend that you obtain current market quotations for our Class A common stock before deciding whether to elect to exchange your options.

        You should direct questions about this offer or requests for assistance to Tom Elitharp, Executive Vice President—Operations and Support Services. You are also invited to send questions about this offer to optioninfo@weider.com and you will receive a response.

        As of September 4, 2002, options to purchase 2,455,800 shares of our Class A common stock were issued and outstanding under the 1997 Equity Participation Plan. Of these options, eligible Weider Nutrition International employees held outstanding options to purchase 1,174,800 shares of our Class A common stock with an exercise price of at least $3.50 per share. As of September 4, 2002, there were 11,916,288 shares outstanding of Weider Nutrition International's Class A common stock. The shares of Class A common stock issuable upon exercise of options we are offering to exchange represent approximately 8.2% of the aggregate of our outstanding shares of our Class A common stock and the shares subject to all options outstanding under the 1997 Equity Participation Plan outstanding as of September 4, 2002.

IMPORTANT

        If you wish to elect to exchange your options, you must complete and sign the Election Concerning Exchange of Stock Options form in accordance with its instructions, and send it to us by internal mail, facsimile (801) 972-6532 or post to Weider Nutrition International, Inc., 2002 South 5070 West, Salt Lake City, Utah 84104, Attn: Tom Elitharp.

        We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this offer to option holders in any such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

        NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF WEIDER NUTRITION INTERNATIONAL OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. THE EMPLOYMENT RELATIONSHIP BETWEEN WEIDER NUTRITION INTERNATIONAL AND EACH EMPLOYEE REMAINS "AT WILL."

SCHEDULE A	CONDITIONS OF THIS OFFER
SCHEDULE B	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF WEIDER NUTRITION INTERNATIONAL, INC.

INDEX TO SUMMARY TERM SHEET

GENERAL QUESTIONS ABOUT THE EXCHANGE
1.	What securities are we offering to exchange?	1
2.	Why are we making this offer to exchange?	1
3.	Who is eligible to participate in this exchange?	1
4.	Are employees located outside the United States eligible to participate?	2
5.	What if I leave Weider Nutrition International or change my place of residence between the date my options are cancelled and the replacement grant date?	2
6.	How does this exchange work?	2
7.	What do I need to do to participate in this offer to exchange?	3
8.	Why can't Weider Nutrition International just reprice my options?	3
9.	Why won't I receive my new options immediately after the expiration date of this offer?	3
10.	Why can't I just be granted additional options?	3
11.	Wouldn't it be easier to quit Weider Nutrition International and then get rehired?	4
12.	If I elect to participate in the exchange program, why must all options granted to me in the last six months also be exchanged?	4
13.	If I participate, what will happen to my exchanged options?	4
14.	What happens to eligible options that I choose not to exchange or that you do not accept for exchange?	4
15.	What is the deadline to elect to exchange and how do I elect to exchange?	4
16.	Will you accept all options offered to be exchanged?	4
17.	What will happen if I do not turn in my form by the deadline?	5
18.	During what period of time can I withdraw previously elected options?	5
19.	Am I eligible to receive future grants if I participate in this exchange?	5
20.	Does Weider Nutrition International plan to make any company-wide option grants between the cancellation date and the replacement grant date?	5
21.	Is there any tax consequence to my participation in this exchange?	5
22.	How should I decide whether or not to participate?	5
23.	What do the officers and the members of our Board of Directors think of this offer?	6
24.	What are the conditions to this offer?	6
SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS
25.	Which options can be exchanged?	6
26.	Can I exchange the remaining portion of an option that I have already partially exercised?	6
27.	Can I select which portion of an option to exchange?	6
28.	Can I exchange both vested and unvested options?	6
SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS
29.	Can I exchange options that I have already exercised?	6
30.	How many new options will I receive on the replacement grant date?	7
31.	What will be my new option exercise price?	7
32.	When will I receive my new option?	7
33.	Will my new options be incentive stock options or non-qualified stock options?	7
34.	When will the new options vest?	7
35.	What will be the terms and conditions of my new option?	8
36.	Can I have an example of a hypothetical exchange?	8
37.	What happens if Weider Nutritional International is subject to a change in control AFTER the new options are granted?	8
38.	What happens if Weider Nutrition International is subject to a change in control BEFORE the new options are granted?	8
39.	Are there other circumstances where I would not be granted new options?	9
40.	After the replacement grant date, what happens if my options end up underwater again?	9

SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying election form because the information in this summary is not complete, and additional important information is contained in the remainder of this offer. We have included section references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

GENERAL QUESTIONS ABOUT THE EXCHANGE

1.    What securities are we offering to exchange?

        We are offering to exchange options to purchase shares of our Class A common stock that are outstanding under our 1997 Equity Participation Plan and that have an exercise price of at least $3.50 per share for new options under the same plan. We are offering to exchange only those options that are held by eligible employees that remain eligible from the date of this offer through the expiration of the offer. Eligible employees who elect to participate in this exchange program with respect to such options will automatically be deemed also to have elected to exchange all stock options granted to them during the six-month period ending on October 10, 2002, regardless of exercise price. (Section 1)

2.    Why are we making this offer to exchange?

        We are implementing this offer to exchange because a considerable number of our eligible employees have stock options, whether or not they are currently exercisable, with exercise prices that are significantly above our current and recent trading prices. These options were originally granted to give employees a stake in the growth and success of our company and to provide them with a valuable incentive to stay with our company. This exchange program is VOLUNTARY and will allow eligible employees to choose whether to keep their current stock options at their current exercise price or to exchange those options for new options to purchase the same number of shares, subject to adjustments for any stock splits, stock dividends and similar events. We will grant these new options in accordance with the terms of this offer on the first business day that is six months and one day from the date we cancel the options accepted for exchange. We hope that this program will ameliorate the current underwater options issue, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our Class A common stock on the replacement grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for our eligible employees and thereby maximize stockholder value. (Section 2)

3.    Who is eligible to participate in this exchange?

        Employees are eligible to participate in the exchange program only if they:

  •
  are an employee of Weider Nutrition International on September 12, 2002;

  •
  reside in the United States;

  •
  are not a director of Weider Nutrition International (other than our Chief Executive Officer);

  •
  remain an eligible employee through the expiration of this offer; and

  •
  hold at least one eligible option on September 12, 2002.

        If you are eligible and choose to participate, you may only elect to exchange options subject to an eligible option agreement that were granted under the 1997 Equity Participation Plan and that have an exercise price of at least $3.50 per share. You may only elect to exchange all or none of the options granted to you on the same grant date and at the same exercise price. Directors (with the exception of employee directors) and consultants are not eligible to participate. (Section 1)

4.    Are employees located outside the United States eligible to participate?

        No. (Section 1)

5.    What if I leave Weider Nutrition International or change my place of residence between the date my options are cancelled and the replacement grant date?

        The election form will not be revocable after 5:00 p.m. Mountain Time on Thursday, October 10, 2002 unless this offer is extended. All options tendered for exchange and accepted by us will be cancelled as of October 10, 2002. Therefore, if you leave Weider Nutrition International voluntarily, involuntarily, or for any other reason before your new options are granted, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date. Also, if you change your place of residence to a country other than the United States, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date.

        THEREFORE, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF WEIDER NUTRITION INTERNATIONAL FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED, EVEN IF THE OPTIONS YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED. (Section 1)

6.    How does this exchange work?

        Participating in the exchange program requires an eligible employee to make a voluntary election to exchange eligible stock options by 5:00 p.m. Mountain Time on October 10, 2002, after which time this offer becomes irrevocable, unless extended by us. All options tendered for exchange and accepted by us will be cancelled as of October 10, 2002. With respect to the eligible senior executives, the number of shares of Class A common stock that will be subject to the new options to be granted will be equal to three-fourths the number of shares of Class A common stock subject to the options that are accepted for exchange and cancelled. New options exercisable for fractional shares will not be issued. Instead, any fractional number of new options to be granted to any individual will be rounded down to the nearest whole number. With respect to all other eligible employees, this exchange program contemplates a one-for-one grant of new options to be issued on the replacement grant date. Once the options elected for exchange are cancelled, you will receive no vesting credit with respect to the cancelled options between the cancellation date and the replacement grant date, a period which will be six months and one day. Each new option issued on the replacement grant date will be unvested on the replacement grant date and will vest as to 25% of the shares subject to the option on the six month anniversary of the replacement grant date and as to 25% of the shares subject to the option on each anniversary of the replacement grant date until the option is fully vested on the third anniversary of the replacement grant date, subject to earlier termination of the option and your continued employment. The exercise price for the new options, which will be granted on the replacement grant date, will be equal to the closing sales price of our Class A common stock as quoted on the New York Stock Exchange on the date preceding the replacement grant date, as reported in the print edition of The

Wall Street Journal on the replacement grant date. Additionally, each new option will have a new full eight year term beginning on the replacement grant date. Except for the new exercise price, vesting schedule and new termination date, the new options will have terms and conditions that are substantially similar to the cancelled options. To participate, eligible employees may only elect to exchange options subject to an eligible option agreement that have an exercise price of at least $3.50 per share. You may only elect to exchange all or none of the options granted to you on the same grant date and at the same exercise price. However, any eligible employee who elects to exchange any such options will automatically be deemed also to have elected to exchange all options granted to them during the six-month period ending on October 10, 2002, regardless of exercise price.

        If your options are properly elected for exchange and accepted by us for exchange, you will receive a rights letter promptly following the expiration of this offer. The rights letter will confirm that your options have been accepted for exchange and cancelled and will summarize your rights as a participant in the exchange program, including the material terms of this offer such as the number of shares of our Class A common stock your new options will entitle you to purchase, subject to adjustments for any stock splits, stock dividends and similar events. (Section 5)

7.    What do I need to do to participate in this offer to exchange?

        To participate, you must complete the election form, sign it, and ensure that Tom Elitharp, Executive Vice President—Operations and Support Services, for Weider Nutrition International, receives it no later than 5:00 p.m. Mountain Time on Thursday, October 10, 2002, unless the offer is extended. You can return your election form by either internal mail, facsimile ((801) 972-6532) or post to Human Resources Department, Weider Nutrition International, Inc., 2002 South 5070 West, Salt Lake City, Utah 84104, Attn: Tom Elitharp. Delivery by e-mail will not be accepted. Within five business days after receiving your election form, we will send you an e-mail confirming our receipt of your election form. (Section 3)

8.    Why can't Weider Nutrition International just reprice my options?

        In 1998, the Financial Accounting Standards Board adopted certain rules and principles that result in accounting charge consequences for companies that reprice options. If we were to simply reprice options, we would be required to take a charge against earnings on any future appreciation of the repriced options. (Section 10)

9.    Why won't I receive my new options immediately after the expiration of this offer?

        If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, this would be considered equivalent to a repricing of your existing options and we would be required to take a charge against earnings on any future appreciation of the repriced options. By deferring the grant of the new options for six months and one day, we believe we will not have to record such a compensation expense. (Section 10)

10.  Why can't I just be granted additional options?

        Because of the large number of options with exercise prices above our current and recent trading prices, a re-grant of new options to all of these option holders would have a negative effect on our dilution and outstanding shares. Additionally, we have a limited pool of options that we are allowed to grant without stockholder approval. Therefore, our current reserves must be conserved for new hires and ongoing grants.

11.  Wouldn't it be easier to quit Weider Nutrition International and then get rehired?

        This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause Weider Nutrition International to take a charge against earnings on any future appreciation of the repriced options. (Section 10)

12.  If I elect to participate in the exchange program, why must all options granted to me in the last six months also be exchanged?

        If we were to allow participating employees to keep options that were granted within the six-month period ending on October 10, 2002, then the financial accounting rules applicable to us could require us to take a charge against earnings on any future appreciation of the repriced options. (Section 10)

13.  If I participate, what will happen to my exchanged options?

        Options designated to be exchanged under this program will be cancelled on October 10, 2002, unless this offer is extended by us, in which case such options will be cancelled on the expiration of the offer as extended. The shares of Class A common stock subject to those options will be returned to the pool of shares available for the grant of new options and for issuance of shares upon the exercise of new options under the 1997 Equity Participation Plan. (Section 10)

14.  What happens to eligible options that I choose not to exchange or that you do not accept for exchange?

        Eligible options that you choose not to exchange or that we do not accept for exchange remain outstanding and retain their current exercise price, vesting schedule and termination date.

15.  What is the deadline to elect to exchange and how do I elect to exchange?

        The deadline to participate in this program is 5:00 p.m. Mountain Time on October 10, 2002 unless the offer is extended by us. All options tendered for exchange and accepted by us will be cancelled as of October 10, 2002. This means that Tom Elitharp, Executive Vice President—Operations and Support Services, must have your election form in his hands before that time. Delivery by e-mail will not be accepted. Within five business days after receiving your election form, we will send you an e-mail confirming our receipt of your election form. We may, in our discretion, extend this offer at any time, but we cannot assure you that this offer will be extended or, if extended, for how long. If this offer is extended, we will make a public announcement of the extension no later than 7:00 a.m. Mountain Time on the next business day following the previously scheduled expiration of this offer. If this offer is extended by us beyond that time, you must deliver your election form before the extended expiration of this offer.

16.  Will you accept all options offered to be exchanged?

        We reserve the right to reject any or all options elected for exchange that we determine are not properly submitted for exchange, not eligible for exchange under the terms of the offer to exchange or that we determine are unlawful to accept. Otherwise, we will accept eligible options properly and timely elected for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all options properly elected for exchange promptly after the expiration of this offer. (Section 3)

17.  What will happen if I do not turn in my form by the deadline?

        If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and termination date. (Section 1)

18.  During what period of time can I withdraw previously elected options?

        You can withdraw any options that you previously elected for exchange at any time before 5:00 p.m. Mountain Time on October 10, 2002. If this offer is extended by us beyond that time, you can withdraw your options elected for exchange at any time until the extended expiration of this offer. To withdraw options elected for exchange, you must deliver to us a written notice of withdrawal containing the required information and we must receive the withdrawal notice before the election deadline. Providing us with a properly completed and signed Notice of Election to Withdraw Options form, which has been provided to you in connection with this offer, will constitute a proper written notice of withdrawal. It is your responsibility to confirm that we have received your withdrawal notice before the deadline. Once you have withdrawn options, you can re-elect to exchange options only by again following the delivery procedures described above.

        You can also withdraw your options elected for exchange after the expiration of this offer if we have not provided notice that we have accepted options elected for exchange by 10:00 p.m. Mountain Time on November 7, 2002. (Section 4)

19.  Am I eligible to receive future grants if I participate in this exchange?

        Because of the accounting limitations, participants in this program are ineligible for any additional stock option grants until after the replacement grant date. After the replacement grant date, participants in this program will be eligible for future stock option grants, if any. (Section 5)

20.  Does Weider Nutrition International plan to make any company-wide option grants between the cancellation date and the replacement grant date?

        No. We do not anticipate making any company-wide option grants until after the replacement grant date. (Section 5)

21.  Is there any tax consequence to my participation in this exchange?

        If you accept this offer you will not recognize income for federal income tax purposes either at the time your exchanged options are cancelled or when the new options are granted. However, we recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange options pursuant to this offer. (Section 12)

22.  How should I decide whether or not to participate?

        We understand that this will be a challenging decision for all eligible employees. THE PROGRAM DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE STOCK PERFORMANCE OR THE PRICE OF OUR CLASS A COMMON STOCK ON THE REPLACEMENT GRANT DATE. ADDITIONALLY, YOU SHOULD NOTE, THAT YOU WILL LOSE VESTING CREDIT FOR THE OPTIONS ELECTED FOR EXCHANGE AND THE NEW OPTIONS WILL HAVE A NEW VESTING SCHEDULE BEGINNING ON THE REPLACEMENT GRANT DATE. So, the decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the New York Stock Exchange and our own stock price, and our business. (Section 16)

23.  What do the officers and the members of our board of directors think of this offer?

        Although our board of directors has approved this offer, neither the officers nor the members of our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options.

24.  What are the conditions to this offer?

        This offer is subject to a number of conditions as described throughout the offer (which include, among other things, eligibility of options to be exchanged, residency conditions and eligibility of participating employers), and is further subject to the conditions described in Schedule A. This offer is not conditioned upon a minimum aggregate number of options being elected for exchange. (Schedule A)

SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

25.  Which options can be exchanged?

        If you are eligible to participate in this offer, you may only elect to exchange options that are subject to an eligible option agreement that were granted under our 1997 Equity Participation Plan and that have an exercise price of at least $3.50 per share. You may only elect to exchange all or none of the options granted to you on the same grant date and at the same exercise price. In addition, if you elect to exchange any options, then all options granted to you during the six-month period ending on October 10, 2002 will also be automatically exchanged, regardless of their exercise price. (Section 1)

26.  Can I exchange the remaining portion of an option that I have already partially exercised?

        Yes, any remaining outstanding, unexercised eligible options can be exchanged. The new option grant will be on a one-for-one basis, or for senior executives, in a ratio equivalent to three-fourths the number of shares of Class A common stock subject to the options that are accepted for exchange and cancelled. New options exercisable for fractional shares will not be issued. Instead, any fractional number of new options to be granted to any individual will be rounded down to the nearest whole number. (Section 1)

27.  Can I select which portion of an option to exchange?

        No. You cannot partially cancel an outstanding option. If you choose to exchange an option grant, all options within that grant (that is, all options granted to you on the same grant date and at the same exercise price) will be exchanged and cancelled. (Section 1)

28.  Can I exchange both vested and unvested options?

        Yes. You can exchange eligible options, whether or not they are vested. You should note, however, if you do elect to exchange your options under this exchange offer, you will lose your vesting credit in the options elected for exchange and the new options will have a new vesting schedule beginning on the replacement grant date. (Section 1)

29.  Can I exchange options that I have already exercised?

        No. This offer only pertains to options and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. If you have exercised an eligible option in part, the remaining unexercised portion of that option is outstanding and can be exchanged pursuant to this offer. Options for which you have properly submitted an exercise notice prior to the date this offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased. (Section 1)

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

30.  How many new options will I receive on the replacement grant date?

        For those eligible senior executives who participate in this program, the number of shares of Class A common stock that will be subject to the new options to be granted will be equal to three-fourths the number of shares of Class A common stock subject to the options that are accepted for exchange and cancelled. New options exercisable for fractional shares will not be issued. Instead, any fractional number of new options to be granted to any individual will be rounded down to the nearest whole number. All other eligible employees who participate in this program will receive a new stock option on the replacement grant date for each option elected for exchange. You will receive new stock options subject to the terms described above and to adjustments for any stock splits, stock dividends and similar events. Eligible options granted under our 1997 Equity Participation Plan and exchanged for new options will be replaced with options granted under our 1997 Equity Participation Plan, unless prevented by law or applicable regulations. Each new option will be granted pursuant to a new option agreement between you and us. The new option will have substantially similar terms and conditions as the cancelled option, except for the exercise price, vesting schedule and new termination date. (Section 1)

31.  What will be my new option exercise price?

        The exercise price for the new options, which will be granted on the replacement grant date, will be equal to the closing sales price of our Class A common stock as quoted on the New York Stock Exchange on the date preceding the replacement grant date, as reported in the print edition of The Wall Street Journal on the replacement grant date. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR CLASS A COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. (Section 2)

32.  When will I receive my new option?

        We will grant the new options on the first business day that is six months and one day from the date we cancel options elected for exchange. If we cancel options elected for exchange on October 10, 2002, which is the scheduled expiration of this offer, the replacement grant date of the new options will be April 11, 2003. (Section 7)

33.  Will my new options be incentive stock options or non-qualified stock options?

        Each option elected for exchange will be replaced with a non-qualified stock option. (Section 12)

34.  When will the new options vest?

        Once the options elected for exchange are cancelled, you will receive no vesting credit with respect to the cancelled options between the cancellation date and the replacement grant date, a period which will be six months a one day. Each option issued on the replacement grant date will be unvested on the replacement grant date and will vest as to 25% of the shares subject to the option on the six month anniversary of the replacement grant date and as to 25% of the shares subject to the option on each anniversary of the replacement grant date until the option is fully vested on the third anniversary of the replacement grant date, subject to earlier termination of the option and your continued employment. (Section 7)

35.  What will be the terms and conditions of my new option?

        Except for the new option exercise price, vesting schedule and new termination date described in the answer to Question 34 above, the terms and conditions of the new options will be substantially similar to the cancelled options. This means, among other things, that your new option will have a full eight year term beginning on the replacement grant date regardless of the term remaining on the options you elect to exchange at the time those options are cancelled. (Section 7)

36.  Can I have an example of a hypothetical exchange?

Assumptions:
Original Grant Date: February 15, 2000
Your Original Stock Option: Non-qualified stock option to purchase 1,000 shares
Your Original Stock Option Price: $4.50
Your Original Vesting Schedule: 200 shares vest each year until the shares are fully vested on February 15, 2005.
Expiration Date of Exchange Offer: October 10, 2002
Hypothetical Stock Price on Replacement Grant Date, on or after April 11, 2003: $3.00
Prior exercise of options subject to grant: none
Shares vested on October 10, 2002: 400 shares
Shares that would have vested between October 10, 2002 and on or around April 11, 2003: 200 shares

        Using the above hypothetical assumptions for the sake of illustrating this offer to exchange (for eligible employees that are not senior executives), we would cancel your original stock option on October 10, 2002. On the replacement grant date, which would be on April 11, 2003, we would grant you a new option for 1,000 shares at the closing sale price of our Class A common stock on the date preceding the replacement grant date. In this example, using a purely hypothetical Class A common stock price of $3.00, your new exercise price would be $3.00. Since you will lose all vesting credit previously received for the option elected for exchange, the vesting schedule for this new option will provide that the option vests as to 250 shares on October 11, 2003, as to 250 shares on April 11, 2004, as to 250 shares on April 11, 2005 and as to 250 shares on April 11, 2006. Therefore you will receive an unvested option on the replacement grant date.

37.  What happens if Weider Nutrition International is subject to a change in control AFTER the new options are granted?

        The new options will include the same vesting acceleration provisions, if any, as the cancelled options. To obtain detailed change of control provisions governing your options, you can refer to the Weider Nutrition International 1997 Equity Participation Plan prospectus available upon request by sending an e-mail to optioninfo@weider.com.

38.  What happens if Weider Nutrition International is subject to a change in control BEFORE the new options are granted?

        It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. These types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our Class A common stock. Depending on the structure of such a transaction, option holders participating in the offer might be deprived of any further price appreciation in the Class A common stock associated with the new options. For example, if our stock was acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the Class A common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the new options may be more than you might otherwise anticipate. In addition, in the event of an acquisition of our company for stock, option holders participating in the offer might receive options to purchase shares of a different issuer.

        We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, eligible employees who have exchanged options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their exchanged and cancelled options. (Section 2)

39.  Are there other circumstances where I would not be granted new options?

        Yes. Even if we accept your tendered options, we will not issue new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid such prohibition, but if these laws and regulations are applicable on the first business day that is six months and one day after we cancel the eligible options accepted for exchange, you will not be granted new options. Additionally, you are only eligible to participate in this exchange offer if you: (i) are an employee of Weider Nutrition International on September 12, 2002, (ii) are not a director of Weider Nutrition International (other than our Chief Executive Officer), (iii) remain an eligible employee through the expiration of this offer and (iv) hold at lease one eligible option on September 12, 2002. Furthermore, in the event of a merger or other circumstance described in question 38 above, if in the best interests of our company and stockholders we may not be issuing new options (Section 11)

40.  After the replacement grant date, what happens if my options end up underwater again?

        We are conducting this offer only at this time considering the unusual stock market conditions that have affected many companies throughout the country. This offer is therefore considered a one-time offer and is not expected to be offered again in the future. As your new stock options are valid for eight years from the date of initial grant, subject to continued employment and residence in the United States, the price of our Class A common stock may appreciate over the long term, even if your options are underwater for some period of time after the replacement grant date. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR CLASS A COMMON STOCK AT ANY TIME IN THE FUTURE. (Section 2)

THIS OFFER

1.    Number of Options; Expiration Time.

        Upon the terms and subject to the conditions of this offer, we will exchange for new options to purchase Class A common stock under the 1997 Equity Participation Plan, outstanding options held by eligible employees under such plan that are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this offer before the "expiration time," as defined below.

        You are eligible to participate in the exchange program only if you:

  •
  are an employee of Weider Nutrition International on September 12, 2002;

  •
  reside in the United States;

  •
  are not a director of Weider Nutrition International (other than our Chief Executive Officer);

  •
  remain an eligible employee through the expiration of this offer; and

  •
  hold at least one eligible option on September 12, 2002.

        If you elect to exchange options you will not be eligible to receive new options unless you continue to be employed by Weider Nutrition International and continue to reside in the United States through the replacement grant date.

        ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF WEIDER NUTRITION INTERNATIONAL FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS EVEN IF THE OPTIONS YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED.

        If you are eligible and choose to participate, you may only elect to exchange options (the terms "option" or "options" refer to an entire option grant) subject to an eligible option agreement that have an exercise price of at least $3.50 per share. That is, you must exchange all or none of the options granted to you on a single grant date at the same exercise price. If you so elect to participate, you will automatically be deemed also to have elected to exchange all options granted to you during the six-month period ending on October 10, 2002, regardless of exercise price.

        In the case of those senior executives, the number of shares of Class A common stock that will be subject to the new options to be granted to a senior executive will be equal to three-fourths the number of shares of Class A common stock subject to the options that are accepted for exchange and cancelled. We will not issue new options exercisable for fractional shares. Instead, we will round any fractional number of new options to be granted to any individual down to the nearest whole number. In the case of all other eligible employees, the number of shares of Class A common stock that will be subject to the new options to be granted to the eligible employee, will be equal to the number of shares of Class A common stock subject to the options that are accepted for exchange from that employee and cancelled. The number of shares of Class A common stock that will be subject to the new options will be subject to adjustment for any stock splits, stock dividends and similar events occurring between the date the options are accepted for exchange and the replacement grant date. All new options will be subject to the terms of the 1997 Equity Participation Plan pursuant to a new option agreement between us and you. Each new option issued on the replacement grant date will be unvested on the replacement grant date and will vest as to 25% of the shares subject to the option on the six month anniversary of the replacement grant date and as to 25% of the shares subject to the option on each anniversary of the replacement grant date until the option is fully vested on the third anniversary of the replacement grant date, subject to earlier termination of the option and your continued employment. Additionally, each new option will have a new full eight year term beginning on the replacement grant date. Finally, the exercise price of the new options will be equal to the closing sales price of our Class A common stock as quoted on the New York Stock Exchange on the date preceding the replacement grant date, as reported in the print edition of The Wall Street Journal on the replacement grant date. Each option elected for exchange will be replaced with a non-qualified stock option.

        You should note, this program does carry considerable risk, and there are no guarantees of our future stock performance or the price of our Class A common stock on the replacement grant date. Additionally, you will lose vesting credit for the options elected for exchange and new options will have a new vesting schedule beginning on the replacement grant date.

        The term "expiration time" means 5:00 p.m. Mountain Time on October 10, 2002, unless and until we, in our discretion, extend the period of time during which this offer will remain open, in which event the term "expiration time" refers to the latest time and date at which this offer, as so extended, expires. See Section 13 of this offer to exchange for a description of our rights to extend, delay, terminate and amend this offer.

        If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

          (a)  we increase or decrease the amount of consideration offered for the options;

          (b)  we decrease the number of options eligible to be elected for exchange in this offer; or

          (c)  we increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of Class A common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

        If this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13 of this offer, we will extend the offer so that the offer is open at least ten business days following the publication, sending or giving of notice.

        For purposes of this offer, a "business day" means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.    Purpose of this Offer.

        We issued the options outstanding under the 1997 Equity Participation Plan to promote our long-term growth and success and the creation of stockholder value by:

  •
  encouraging employees to focus on critical long-range objectives;

  •
  encouraging the attraction and retention of employees with exceptional qualifications; and

  •
  linking employee's interests directly to those of stockholders through increased stock ownership.

        Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent trading prices of our Class A common stock. We believe these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our Class A common stock on the replacement grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for employees and thereby maximize stockholder value. WE HOPE THAT THIS PROGRAM WILL AMELIORATE THE CURRENT UNDERWATER OPTIONS ISSUE, BUT IT IS NOT GUARANTEED TO DO SO CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

        We may engage in transactions in the future which could significantly change our structure, ownership, organization or management or the make-up of our board of directors and which could significantly affect the price of our stock. If we engage in such a transaction or transactions prior to the date we grant the new options, our stock price could increase (or decrease) and the exercise price of the new options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this offer. The exercise price of any new options granted to you in return for options you elect to exchange will be the fair market value of our Class A common stock on the replacement grant date. You will be at risk of any increase in our stock price during the period prior to the replacement grant date for these and other reasons.

        Although we are not currently contemplating a merger or similar transaction that would result in a change in control of our company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, eligible employees who have exchanged options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their options elected for exchange.

        We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions and the purchase or sale of assets. At any given time we may be engaged in discussions or negotiations with respect to various corporate transactions. Subject to the foregoing, and except as otherwise disclosed in this offer or in our filings with the Securities and Exchange Commission (the "SEC"), as of the date hereof, we have no plans, proposals or negotiations that relate to or would result in:

          (a)  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

          (b)  any purchase, sale or transfer of a material amount of our assets;

          (c)  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

          (d)  any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer;

          (e)  any other material change in our corporate structure or business;

          (f)    our Class A common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

          (g)  our Class A common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

          (h)  the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

          (i)    the acquisition by any person of any of our securities or the disposition of any of our securities; or

          (j)    any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

        NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3.    Procedures for Electing to Exchange Options.

        Proper Exchange of Options.    To validly elect to exchange your options pursuant to this offer, you must, in accordance with the terms of the election form, properly complete, duly execute and deliver to us the election form. We will only accept a paper copy of the election form. Delivery by e-mail will not be accepted. We must receive the election form in our office by either internal mail, facsimile ((801) 972-6532) or post. To participate in the exchange offer program you should deliver your completed election form to Weider Nutrition International, Inc., Human Resources Department, 2002 South 5070 West, Salt Lake City, Utah 84104 Attn: Tom Elitharp before the expiration time. Within five business days after receiving your election form, we will send you an e-mail confirming our receipt of your election form.

        If you do not turn in your election form by the expiration time, you will not be eligible to participate in the option exchange, and all stock options currently held by you will remain intact at their original price and with their original terms.

        THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO AND RECEIPT BY US.

        Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not properly submitted for exchange, not eligible for exchange under the terms of the offer to exchange or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options which are not validly withdrawn. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. In the event that we waive any condition, defect or irregularity with respect to a particular option or option holder, we will also waive such condition defect or irregularity with respect to all options and option holders. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

        Our Acceptance Constitutes an Agreement.    Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE OF THE OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

        Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly elected options that have not been validly withdrawn.

4.    Withdrawal Rights.

        You can only withdraw your elected options in accordance with the provisions of this Section 4.

        You can withdraw your elected options at any time before 5:00 p.m. Mountain Time on Thursday, October 10, 2002 (the "expiration time"). If the expiration time is extended by us beyond that time, you can withdraw your elected options at any time until the extended expiration of this offer.

        You can also withdraw your options elected for exchange after the expiration of this offer if we have not provided notice that we have accepted options elected for exchange by 10:00 p.m. Mountain Time on November 7, 2002.

        To validly withdraw elected options, you must deliver to us at the address set forth in Section 3 above a written notice of withdrawal with the required information listed below and we must RECEIVE the notice of withdrawal before the expiration time. We will only accept a paper copy of your notice of withdrawal. Delivery by e-mail will not be accepted.

        The notice of withdrawal must specify the name of the option holder who is electing to withdraw the options, the grant date, exercise price, the number of option shares subject to each option to be withdrawn and the total number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options sought to be withdrawn, exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signor's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. Providing us with a properly completed and signed Notice of Election to Withdraw form, which has been provided to you in connection with this offer, will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your withdrawal notice before the expiration time. If you elect to withdraw options, you must withdraw all or none of the options granted to you on the same grant date and at the same exercise price.

        You cannot rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of this offer unless you properly re-elect to exchange those options before the expiration time by following the procedures described in Section 3.

        Neither Weider Nutrition International nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.    Acceptance of Options for Exchange and Issuance of New Options.

        Upon the terms and subject to the conditions of this offer, including those conditions listed on Schedule A, and as promptly as practicable following the expiration of this offer, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration time. Once your options have been accepted for exchange, you will receive a rights letter promptly following the expiration of this offer confirming that your options have been accepted for exchange and cancelled and summarizing your rights as a participant in the exchange program, including the number of shares of our common stock your new options will entitle you to purchase.

        If your options are properly elected for exchange and accepted by us, we will cancel your options shortly following the expiration of this offer, and you will be granted new options on the replacement grant date. The replacement grant date will be on the first business day that is six months and one day from the date we cancel the options accepted for exchange.

        If we accept options you elect to exchange in this offer, you will be ineligible until after the replacement grant date to receive any additional stock option grants for which you may have otherwise been eligible. We believe that this restriction will allow us to avoid incurring a compensation expense against our earnings because of accounting rules that could apply, as a result of this offer, to these interim option grants. We do not anticipate making any company-wide option grants until after the replacement grant date.

        In the case of those senior executives, the number of shares of Class A common stock that will be subject to the new options to be granted to a senior executive will be equal to three-fourths the number of shares of Class A common stock subject to the options that are accepted for exchange and cancelled. We will not issue new options exercisable for fractional shares. Instead, we will round any fractional number of new options to be granted to any individual down to the nearest whole number. In the case of all other eligible employees, the number of shares of Class A common stock that will be subject to the new options to be granted to the eligible employee, will be equal to the number of shares of Class A common stock subject to the options that are accepted for exchange from that employee and cancelled. The number of shares of Class A common stock that will be subject to the new options will be subject to adjustment for any stock splits, stock dividends and similar events occurring between the date the options are accepted for exchange and the replacement grant date.

        ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF WEIDER NUTRITION INTERNATIONAL FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS, EVEN IF THE OPTIONS THAT YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED.

        Therefore, if you leave Weider Nutrition International voluntarily, involuntarily or for any other reason before your new replacement option is granted you will not have a right to any stock options that were previously cancelled and you will not have a right to the options that would have been granted on the replacement grant date. Also, if you change your place of residence to a country other than the United States, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date.

        For purposes of this offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options, such notice may be given by press release, letter or delivered via e-mail. Subject to our rights to extend, terminate and amend this offer, we currently expect that you will receive your new option as well as the new option agreement within three weeks of the replacement grant date.

6.    Price Range of Class A Common Stock Underlying the Options.

        Our Class A common stock is quoted on the New York Stock Exchange under the symbol "WNI." The following table shows, for the periods indicated, the high and low sales prices per share of our Class A common stock as quoted on the New York Stock Exchange.

	HIGH	LOW
Fiscal Year Ended May 31, 2000
First Quarter	$5.77	$3.37
Second Quarter	4.23	3.03
Third Quarter	4.93	3.13
Fourth Quarter	4.06	3.19
Fiscal Year Ended May 31, 2001
First Quarter	4.23	2.64
Second Quarter	5.23	2.16
Third Quarter	3.05	2.06
Fourth Quarter	2.94	1.90
Fiscal Year Ended May 31, 2002
First Quarter	2.67	1.75
Second Quarter	2.10	1.40
Third Quarter	2.25	1.42
Fourth Quarter	2.14	1.45
Fiscal Year Ended May 31, 2003
First Quarter	2.15	1.45
Second Quarter (September 1, 2002 through September 10, 2002)	1.83	1.62

        As of September 10, 2002, the last reported sale price of our Class A common stock, as quoted on the New York Stock Exchange, was $1.70 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR CLASS A COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

7.    Source and Amount of Consideration; Terms of New Options.

        Consideration.    We will issue new options, subject to applicable laws and regulations, to purchase Class A common stock under our 1997 Equity Participation Plan in exchange for outstanding eligible options properly elected for exchange and accepted by us. In the case of those senior executives, the number of shares of Class A common stock that will be subject to the new options to be granted to the senior executive will be equal to three-fourths the number of shares of Class A common stock subject to the options that are accepted for exchange and cancelled. We will not issue new options exercisable for fractional shares. Instead, we will round any fractional number of new options to be granted to any individual down to the nearest whole number. In the case of all other eligible employees, the number of shares of Class A common stock that will be subject to the new options to be granted to the eligible employee, will be equal to the number of shares of Class A common stock subject to the options that are accepted for exchange from that employee and cancelled. The number of shares of Class A common stock that will be subject to the new options will be subject to adjustment for any stock splits, stock dividends and similar events occurring between the date the options are accepted for exchange and the replacement grant date.

        Terms of New Options.    As a condition to the issuance of the new option we will enter into a new option agreement with each option holder who has elected to exchange options in this offer. Except for the new option exercise price, vesting schedule and termination date, the terms and conditions of the new options will be substantially similar to the terms and conditions of the options elected for exchange. A new option issued on the replacement grant date will commence vesting on that date and will be unvested on the replacement grant date and will vest as to 25% of the shares subject to the option on the six month anniversary of the replacement grant date and as to 25% of the shares subject to the option on each anniversary of the replacement grant date until the option is fully vested on the third anniversary of the replacement grant date, subject to earlier termination of the option and your continued employment. As a result, any new option you receive will not be vested, even if the option you elected to exchange for that new option was fully or partially vested. The new option will have a full ten-year term beginning on the replacement grant date, regardless of the term remaining on the option elected for exchange.

        The terms and conditions of your current options are set forth in the Weider Nutrition International 1997 Equity Participation Plan and the stock option agreement you entered into in connection with each grant. The terms and conditions of the 1997 Equity Participation Plan are summarized in the plan prospectus prepared by us and available upon request by sending an e-mail to optioninfo@weider.com.

        Federal Income Tax Consequences of Options.    You should refer to section 12 for a discussion on U.S. federal income tax consequences of the new options, as well as the consequences of accepting or rejecting the new options under this offer to exchange.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

        Registration of Option Shares.    All shares of Class A common stock issuable upon exercise of options under the 1997 Equity Participation Plan, including the shares that will be issuable upon exercise of all new options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an "affiliate" of Weider Nutrition International, you will be able to sell your the shares you acquired upon option exercise, free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

        IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE 1997 EQUITY PARTICIPATION PLAN AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE 1997 EQUITY PARTICIPATION PLAN AND THE FORM OF STOCK OPTION AGREEMENT UNDER THE 1997 EQUITY PARTICIPATION PLAN. PLEASE CONTACT US AT WEIDER NUTRITION INTERNATIONAL, INC., 2002 SOUTH 5070 WEST, SALT LAKE CITY, UTAH 84104 ATTN: TOM ELITHARP, TO RECEIVE A COPY OF THE 1997 EQUITY PARTICIPATION PLAN, PROSPECTUS OR FORM OF STOCK OPTION AGREEMENT.

8.    Information Concerning Weider Nutrition International

        General.    We develop, manufacture, market, distribute and sell branded and private label vitamins, nutritional supplements and sports nutrition products in the United States and throughout the world. We offer a broad range of capsules and tablets, powdered drink mixes, ready-to-drink beverages and nutrition bars consisting of approximately 775 stock keeping units ("SKUs") domestically and internationally. Our portfolio of recognized brands, including Schiff®, Weider®, Tiger's Milk®, Multipower® and Multaben are primarily marketed through mass market, health food store and health club and gym distribution channels. We market our branded nutritional supplement products, both domestically and internationally, in four principal categories:

  •
  specialty supplements, vitamins and minerals;

  •
  sports nutrition;

  •
  weight management; and

  •
  nutrition bars.

        We also market a line of sportswear in Europe, primarily in Germany, under the Venice Beach® brand.

        Wynnchurch Warrants.    In connection with entering into our domestic senior credit facility, on June 30, 2000 we entered into a $10 million senior subordinated loan agreement (the "Subordinated Loan") with Wynnchurch Capital Partners, L.P. and Wynnchurch Capital Partners Canada, L.P. (collectively, "Wynnchurch"). As part of the Subordinated Loan transaction, we issued to Wynnchurch detachable warrants to purchase up to 1,174,955 shares of the Company's Class A common stock at an exercise price of $0.01 per share. The warrants were exercised effective August 3, 2000. We also granted demand registration rights and certain piggy-back registration rights with respect to the common stock issued under the warrants pursuant to a Registration Rights Agreement dated as of June 30, 2000.

        Advertising Agreement.    We are a party with Weider Publications, Inc., a subsidiary of Weider Health and Fitness, to an Advertising Agreement dated December 1, 1996 (the "Advertising Agreement") under which we are obligated (pursuant to an annually updated notification) to purchase a minimum number of advertising pages in certain of the publications of Weider Publications each month at a price below that charged to unaffiliated third party advertisers. The Advertising Agreement has a ten-year term and is subject to termination by any party if certain specified events occur, including a change of control of Weider Health and Fitness or an initial public offering of Weider Publications. During our fiscal year ended May 31, 2002, we paid Weider Publications a total of approximately $1.8 million for services rendered. Weider Health and Fitness owns all of our Class B common stock, which represents approximately 93% of the aggregate voting power of all outstanding shares of our common stock. Weider Health and Fitness is in a position to determine the outcome of all matters required to be submitted to stockholders for approval (except as provided by law or our amended and restated certificate of incorporation or amended and restated bylaws). Eric Weider, our Chairman of the Board, is the President and Chief Executive Officer and a director of Weider Health and Fitness, and a director of Weider Publications; George Lengvari, one of our directors, is Vice Chairman of Weider Health and Fitness and Chairman of Weider Publications U.K.; and Roger Kimmel, one of our directors, is a director of Weider Publications.

        Transfer of Intellectual Property.    In July 1985, Weider Health and Fitness and Joe Weider entered into an agreement pursuant to which Weider Health and Fitness was granted all rights, title and interest in and to a system of weight training known as "The Weider System" and the exclusive right to use of the name "Joe Weider" within the continental United States. As consideration for such grants, Weider Health and Fitness has agreed to pay Joe Weider approximately $450,000 per year for the rest of his lifetime, of which $250,000 is paid by Weider Nutrition International. The right to use the "The Weider System" and "Joe Weider" survives the death of Joe Weider. Effective September 1, 1996, Weider Health and Fitness assigned to us substantially all such intellectual property. Weider Health and Fitness retained certain trademarks used in both our nutritional supplements business and Weider Health and Fitness' body building and exercise equipment business; however, we have a perpetual, royalty-free, fully paid license to use such trademarks for our nutritional supplements business.

        Intellectual Property Licensing Agreement.    Pursuant to a June 1994 agreement with Joe Weider, Ben Weider, Weider Sports Equipment and Weider Health and Fitness, Mariz Gestao E Investimentos

Limitada obtained the exclusive international rights to use the trademarks and brand names used by Weider Health and Fitness and its affiliates on or prior to December 1996. Pursuant to a sublicense agreement with Mariz dated December 1, 1996, we obtained the exclusive international worldwide right to use these trademarks and brand names outside the United States, Canada and Mexico (for which countries we own the rights), except in Spain, Australia, New Zealand, Japan and South Africa. Under the terms of the sublicense agreement, we are required to make annual royalty payments to Mariz on sales of products covered by the agreement in these countries. The royalty payments are to be equal to (i) 4% of sales up to $33.0 million; (ii) 3.5% of sales greater than $33.0 million and less than $66.0 million; (iii) 3.0% of sales from $66.0 million to $100.0 million; and (iv) 2.5% of sales over $100.0 million. In addition, the sublicense agreement with Mariz includes an irrevocable buy-out option exercisable by us after May 31, 2002 for a purchase price equal to the greater of $7.0 million or 6.5 times the aggregate royalties paid by us in the fiscal year immediately preceding the date of the exercise of the option. The initial term of the sublicense agreement was through May 31, 2002, with the agreement automatically renewing for successive one year terms unless earlier terminated by Mariz upon a material breach by us. During our fiscal year ended May 31, 2002, we incurred royalty expense of approximately $389,000 relating to the Mariz licensing agreement. Mariz is a company incorporated under the laws of Portugal and owned by a trust of which the family members of George Lengvari, one of our directors, are included among the beneficiaries.

        Management Loan.    Prior to our initial public offering ("IPO"), we entered into Management Incentive Agreements pursuant to which key employees were granted Performance Units as incentive compensation. Simultaneously with our IPO, which triggered a conversion under the Management Incentive Agreements, we paid in cash and shares of Class A common stock the vested portion of the Performance Units. The unvested portion of the Performance Units (represented in the aggregate for all key employees by 182,716 restricted shares of Class A common stock as of the IPO date) vested over a five-year period at 20% per year (contingent upon continued employment and/or other factors). No unvested shares remain available. In order to facilitate the payment of individual income taxes, we made available to each key employee loans in principal amount up to 30% of the conversion value of the vested Performance Units held by each key employee. The loans bear interest at 8.0% per annum, are repayable five years from the borrowing date and are secured by the key employees' stock. We currently have a loan outstanding to Mr. Richard Blair, Executive Vice President-Active Nutrition. As of August 31, 2002, Mr. Blair had outstanding principal loan and interest balances of approximately $290,468 and $101,156, respectively. Mr. Blair's employment agreement provides that, contingent upon his continued employment with us, his principal loan and interest will be forgiven one-third per year over the three-year period from November 1, 2001.

        Our principal executive offices are located at 2002 South 5070 West, Salt Lake City, Utah 84104 and our telephone number is (801) 975-5000.

  Selected Financial Information.

        The following selected consolidated financial data for the fiscal years ended May 31, 2002 and 2001 and as of May 31, 2002 and 2001 have been derived from our consolidated financial statements. The information presented below should be read together with our consolidated financial statements and the notes related thereto as well as the section of our Annual Report on Form 10-K entitled Management's Discussion and Analysis of Financial Condition and Results of Operations.

	Year ended May 31,
	2002	2001
	(in thousands, except per share data)
Income Statement Data
Net sales	$311,070	$342,304
Cost of goods sold	204,070	218,183

Gross profit	107,000	124,121

Income (loss) from operations	1,173	12,397
Net income (loss)	(7,544)	211
Weighted average shares outstanding
Basic	26,249	26,244
Diluted	26,249	26,245
Net income (loss) per share
Basic	(0.29)	0.01
Diluted	(0.29)	0.01
	At May 31,
	2002	2001
	(in thousands, except per share data)
Balance Sheet Data
Cash and cash equivalents	$2,412	$2,293
Working capital	31,683	45,307
Total assets	158,643	209,072
Total long term-term liabilities	27,131	53,891
Total stockholders' equity	76,741	85,800
Book value per share	2.92	3.27

        The financial information in our Annual Report on form 10-K for the fiscal year ended May 31, 2002 is incorporated herein by reference. See "Additional Information" under section 15 for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

        See "Additional Information" under section 15 for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

9.    Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning the Options.

        A list of our directors and executive officers is attached to this offer to exchange as Schedule B.

        Restricted Stock Grants.    In connection with the review and consolidation of certain of our long-term compensation programs, effective as of August 16, 2002, our Board of Directors granted shares of our Class A common stock to certain of our key employees, subject to the terms and restrictions set forth in the Restricted Stock Agreements governing the shares. The shares of restricted stock vest in accordance with the Restricted Stock Agreements in five equal annual installments commencing on the first anniversary of the grant date. Messrs. Wood, Baty, Blair, Cooper, Elitharp and Thomson, all of whom are our officers, received 73,000, 96,000, 100,000, 40,000, 89,000, and 67,000 shares of restricted stock, respectively.

        Except as otherwise described above, there have been no transactions in options to purchase our Class A common stock or in our Class A common stock which were effected during the past 60 days by Weider Nutrition International, or to our knowledge, by any executive officer, director, or affiliate of Weider Nutrition International. For more detailed information on the beneficial ownership of our Class A common stock, you can consult the beneficial ownership table on page 8 of our definitive proxy statement for our 2002 annual meeting of stockholders.

        As of September 4, 2002, our executive officers and directors (14 persons) as a group held options outstanding under the 1997 Equity Participation Plan to purchase a total of 1,841,000 shares of our Class A common stock. Additionally, these executive officers and directors held 826,572 shares of our outstanding Class A common stock, which together with the number of shares of Class A common stock subject to the options represented approximately 18.5% of the aggregate of our outstanding shares of our Class A common stock and the shares subject to all options outstanding under the 1997 Equity Participation Plan as of that date. As of September 4, 2002, our executive officers and employee directors eligible to participate in the offer (6 persons) as a group held eligible options outstanding under the 1997 Equity Participation Plan to purchase a total of 1,025,000 shares of our Class A common stock. This number represented approximately 87.3% of the shares subject to all eligible options outstanding under the 1997 Equity Participation Plan as of that date. All of our eligible executive officers and employee directors have informed us that they intend to participate in the offer and exchange their eligible options.

10.  Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

        Options we acquire pursuant to this offer will be cancelled shortly following the expiration of this offer, and the shares of Class A common stock subject to those options will be returned to the pool of shares available for the grant of new options and for issuance of shares upon the exercise of new options under the 1997 Equity Participation Plan. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with this offer, the shares will be available for future awards to directors, employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or stock exchange on which our Class A common stock is then quoted or listed.

        We believe that Weider Nutrition International will not incur any compensation expense solely as a result of the transactions contemplated by this offer because:

  •
  we will not grant any new options for six months and one day after the date that we accept and cancel options elected for exchange; and

  •
  the exercise price of all new options will equal the market value of the Class A common stock on the date we grant the new options.

        If we were to grant any options to any option holder before the scheduled replacement grant date, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the new options is equal to or less than the number of the option holder's option shares elected for exchange and to the extent the per share exercise price of such options is less than the per share exercise price of the options elected for exchange by such holder. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the new options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the new options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the new options.

11.  Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will undertake commercially reasonable steps to seek such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept options elected for exchange and to issue new options for options elected for exchange is subject to conditions, including the conditions described in Schedule A.

        We may be prohibited by applicable laws or regulations from granting new options on the first business day that is six months and one day from the date that we cancel the eligible options accepted for exchange. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period then we will grant the new options some time in the future if at all. You should note that if a significant period of time has passed and the stock price has increased, the new exercise price of the new options will be higher than the options elected for exchange.

12.  Material Federal Income Tax Consequences.

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

        If you exchange outstanding stock options for new options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

        At the replacement grant date for the new options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income. The new options will be treated as non-qualified stock options.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

        Federal Income Tax Consequences for Non-qualified Stock Options.    Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

        If you exchange shares of all common stock already owned by you in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares exchanged and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

        The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

13.  Extension of Offer; Termination; Amendment.

        We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.

        We also expressly reserve the right, in our reasonable judgment, prior to the expiration time, to terminate or amend this offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement thereof. We will return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

        Amendments to this offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 7:00 a.m. Mountain Time on the next business day after the last previously scheduled or announced expiration time. Any public announcement made pursuant to this offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

        If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this offer following a material change in the terms of this offer or information concerning this offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

          (a)  we increase or decrease the amount of consideration offered for the options;

          (b)  we decrease the number of options eligible to be elected for exchange in this offer; or

          (c)  we increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of Class A common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

        If this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13 of this offer, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

14.  Fees and Expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

15.  Additional Information.

        We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this offer to exchange and the election form, you review the following materials that we have filed with the SEC and are incorporated by reference herein, before making a decision on whether to elect to exchange your options:

          (a)  Our Annual Report on Form 10-K for our fiscal year ended May 31, 2002, filed with the SEC on August 29, 2002.

          (b)  Our definitive Proxy Statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on September 26, 2002.

          (c)  Our Form S-8 (File No. 333-27973) (registering shares issued under our 1997 Equity Participation Plan), filed with the SEC on May 29, 1997.

          (d)  Our Form S-8 (File No. 333-87944) (registering additional shares issued under our 1997 Equity Participation Plan), filed with the SEC on May 5, 2002.

          (e)  The description of our Class A common stock included in our Registration Statement on Form S-1 (File No. 333-12929) filed with the SEC on September 27, 1996.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.

        Our SEC filings are also available to the public on the SEC's internet site at http://www.sec.gov.

        Our Class A common stock is quoted on the New York Stock Exchange under the symbol "WNI" and our SEC filings can be read at the following New York Stock Exchange address:

New York Stock Exchange
20 Broad Way
New York, New York 10005

        We will also provide, without charge, to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Weider Nutrition International, Inc.
Attention: Investor Relations
2002 South 5070 West
Salt Lake City, Utah 84104

or by telephoning us at (801) 975-5000 between the hours of 8:00 a.m. and 5:00 p.m. Mountain Time.

        As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

        The information contained in this offer to exchange about Weider Nutrition International should be read together with the information contained in the documents to which we have referred you.

16.  Miscellaneous.

        This offer to exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed Report on Form 10-K or Form 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

        The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

        We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Weider Nutrition International, Inc.
September 26, 2002

SCHEDULE A

CONDITIONS OF THIS OFFER

        Notwithstanding any other provision of this offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after September 12, 2002 and prior to the expiration time any of the following events has occurred or has been determined by us to have occurred, regardless of the circumstances giving rise thereto:

          (a)  there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the options elected for exchange pursuant to this offer or the issuance of new options;

          (b)  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

            (i)    make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this offer;

            (ii)  delay or restrict our ability, or render us unable, to accept for exchange or issue new options for some or all of the options elected for exchange; or

            (iii)  materially and adversely affect the business, condition (financial or other), income, operations or prospects of Weider Nutrition International;

          (c)  there shall have occurred:

            (i)    any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

            (ii)  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

            (iii)  the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

            (iv)  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

            (v)  any decrease of greater than 50% of the market price of the shares of our Class A common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Weider Nutrition International or on the trading in our Class A common stock;

            (vi)  in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

1

            (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on September 12, 2002;

          (d)  there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this offer;

          (e)  a tender or exchange offer with respect to some or all of our Class A common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

            (i)    any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Class A common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before September 12, 2002;

            (ii)  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before September 12, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Class A common stock; or

            (iii)  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

          (f)    any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Weider Nutrition International that, in our reasonable judgment, is or may have a material adverse effect on Weider Nutrition International.

        The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the expiration time, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

2

SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
WEIDER NUTRITION INTERNATIONAL, INC.

        The directors and executive officers of Weider Nutrition International and their positions and offices as of September 12, 2002 are set forth in the following table:

NAME	POSITIONS AND OFFICES HELD
Bruce J. Wood*	Chief Executive Officer, President and Director
Joseph W. Baty*	Executive Vice President and Chief Financial Officer
Richard A. Blair*	Executive Vice President—Active Nutrition Unit
Thomas H. Elitharp*	Executive Vice President—Operations and Support Services
Philip Cooper*	Senior Vice President—Finance
Daniel A. Thomson*	Senior Vice President—Business Development, General Counsel and Corporate Secretary
Michael Krüger	Managing Director—Haleko Unit
Eric Weider	Chairman of the Board of Directors
George F. Lengvari	Vice Chairman of the Board of Directors
Ronald L. Corey	Director
David J. Gustin	Director
Roger H. Kimmel	Director
Brian P. McDermott	Director
H. F. Powell	Director

        The address of each director and executive officer is: c/o Weider Nutrition International, Inc., 2002 South 5070 West, Salt Lake City, Utah 84104.

        * indicates the "senior executives" referenced in this offer to exchange.

1

QuickLinks

  EXHIBIT (a)(1)(i)
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE CLASS A COMMON STOCK UNDER THE 1997 EQUITY PARTICIPATION PLAN OF WEIDER NUTRITION INTERNATIONAL, INC.
TABLE OF CONTENTS
INDEX TO SUMMARY TERM SHEET
SUMMARY TERM SHEET
GENERAL QUESTIONS ABOUT THE EXCHANGE
SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS
SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS
THIS OFFER